FOR RELEASE                                 CONTACT:  Chris Morris
October 25, 2005                                      Senior Vice President
3:05 p.m. Central Time                                Chief Financial Officer
                                                      (972) 258-4525

              CEC ENTERTAINMENT, INC. REPORTS THIRD QUARTER RESULTS

IRVING, TEXAS - CEC Entertainment, Inc. (NYSE:"CEC") today announced earnings for the third quarter ended October 2, 2005.

Revenues for the third quarter of 2005 decreased to $179.6 million from $183.6 million in the third quarter of 2004. Net income was $16.3 million in the third quarter of 2005 and $21.1 million in the third quarter of 2004. Diluted earnings per share in the third quarter of 2005 were $0.45 per share compared to $0.56 per share in the third quarter of 2004.

Revenues for the first nine months of 2005 increased to $562.1 million from $556.0 million in the first nine months of 2004. Net income was $63.0 million in the first nine months of 2005 and $67.0 million in the same period of 2004. Diluted earnings per share in the first nine months of 2005 were $1.72 per share compared to $1.73 per share in the first nine months of 2004.

Chris Morris, Senior Vice President and Chief Financial Officer stated that, "Total revenues in the third quarter decreased $4.0 million over the prior year. Comparable store sales in the third quarter declined 5.1%. We believe the decline in comparable store sales was primarily due to unsuccessful promotions in the quarter, the effect of higher gasoline prices on the spending decisions of our customers and lost sales due to Hurricanes Katrina and Rita. During the first three quarters of 2005, the Company generated operating cash flow of $111 million, invested $58 million primarily in new and existing stores and repurchased $88 million of Company stock. Borrowings on our credit facility increased by $26 million."

Mr. Morris further added, "Based on current estimates, we expect diluted earnings per share to range from $2.02 to $2.08 per share for the 2005 fiscal year and $0.30 to $0.36 in the fourth quarter of 2005. Our estimates include the assumption that comparable store sales are flat to negative 3% during the fourth quarter of 2005. Our preliminary estimate for diluted earnings per share for the first quarter of 2006 is a range from $0.93 to $0.96, excluding the effects of expensing stock options. We expect diluted earnings per share for fiscal year 2006 to increase 10% to 12% over fiscal year 2005."

Richard M. Frank, Chairman and Chief Executive Officer stated that, "Although significantly challenged by the current external environment, we believe the continued execution of our long-term strategies of enhancing our value and experience for our guests, implementing effective advertising, continued new store development, building on operational execution and strategically repurchasing Company stock will drive long-term shareholder value."

Certain statements in this press release, other than historical information, may be considered forward-looking statements, within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, and are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on CEC's operating results, performance or financial condition are its ability to implement its growth strategies, national, regional and local economic conditions affecting the restaurant/entertainment industry, competition within each of the restaurant and entertainment industries, success of its franchise operations, negative publicity, fluctuations in quarterly results of operations, including seasonality, government regulations, weather, school holidays, commodity and labor costs.

CEC Entertainment, Inc. operates a system of 507 Chuck E. Cheese's restaurants in 48 states, of which 462 are owned and operated by the Company. # # #



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

                                          CEC ENTERTAINMENT, INC.
                               CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                                    (Thousands, except per share date)


                                                      Quarter Ended                 Year to Date Ended
                                                 10/02/05        09/26/04        10/02/05        09/26/04
                                                 --------        --------        --------        --------
Revenues:
   Food and beverage                            $ 114,284       $ 120,416       $ 362,783       $ 365,494
   Games and merchandise                           64,527          62,394         197,022         187,961
   Franchise fees and royalties                       769             807           2,249           2,520
   Interest income                                      9               5              22              19
                                                ---------       ---------       ---------       ---------
                                                  179,589         183,622         562,076         555,994
                                                ---------       ---------       ---------       ---------
Costs and expenses:
   Cost of sales:
     Food, beverage and related supplies           21,316          22,152          66,721          67,937
     Games and merchandise                          7,875           7,922          22,906          23,782
     Labor                                         49,888          49,928         152,335         150,855
   Selling, general and
     administrative expenses                       21,378          21,410          68,211          65,289
   Depreciation and amortization                   15,377          14,220          45,554          41,478
   Interest expense                                 1,072             599           2,779           1,567
   Other operating expenses                        36,298          33,169         101,512          96,556
                                                ---------       ---------       ---------       ---------
                                                  153,204         149,400         460,018         447,464
                                                ---------       ---------       ---------       ---------

Income before income taxes                         26,385          34,222         102,058         108,530

Income taxes                                       10,105          13,108          39,088          41,567
                                                ---------       ---------       ---------       ---------
Net income                                      $  16,280       $  21,114       $  62,970       $  66,963
                                                =========       =========       =========       =========

Earnings per share:
   Basic                                        $     .47       $     .57       $    1.78       $    1.78
   Diluted                                      $     .45       $     .56       $    1.72       $    1.73

Weighted average shares outstanding:
   Basic                                           34,954          36,834          35,475          37,551
   Diluted                                         36,004          37,970          36,658          38,726


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

                                          CEC ENTERTAINMENT, INC.
                                   CONDENSED CONSOLIDATED BALANCE SHEETS
                                     (Thousands, except share amounts)

                                                                               Oct. 2,         January 2,
                                                                                 2005             2005
                                                                              ---------        ----------
                                                                             (unaudited)
ASSETS

Current assets:
   Cash and cash equivalents...........................................       $  10,781        $  11,798
   Accounts receivable.................................................          18,109           13,482
   Inventories.........................................................          14,088           12,171
   Prepaid expenses....................................................           9,078            7,444
   Deferred tax asset..................................................           1,763            1,763
                                                                              ---------        ---------
      Total current assets.............................................          53,819           46,658
                                                                              ---------        ---------

   Property and equipment, net..........................................        575,741          563,081
                                                                              ---------        ---------

   Other assets ........................................................          2,043            2,278
                                                                              ---------        ---------
                                                                              $ 631,603        $ 612,017
                                                                              =========        =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Current portion of long-term debt...................................       $     590        $  78,279
   Accounts payable....................................................          26,469           24,294
   Accrued liabilities.................................................          37,150           36,329
                                                                              ---------        ---------
      Total current liabilities........................................          64,209          138,902
                                                                              ---------        ---------

Long-term debt, less current portion...................................         115,468           11,673
                                                                              ---------        ---------

Deferred rent..........................................................          59,113           53,427
                                                                              ---------        ---------

Deferred tax liability.................................................          33,673           36,429
                                                                              ---------        ---------

Accrued insurance .....................................................          10,750           10,856
                                                                              ---------        ---------

Shareholders' equity:
   Common stock, $.10 par value; authorized 100,000,000 shares;
      56,000,490 and 55,556,857 shares issued, respectively ...........           5,600            5,556
   Capital in excess of par value......................................         258,581          245,991
   Retained earnings ..................................................         496,237          433,267
   Accumulated other comprehensive income .............................           1,650            1,476
   Less treasury shares of 21,676,588
      and 19,210,568, respectively, at cost............................        (413,678)        (325,560)
                                                                              ---------        ---------
                                                                                348,390          360,730
                                                                              ---------        ---------
                                                                              $ 631,603        $ 612,017
                                                                              =========        =========

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

                                    CEC ENTERTAINMENT, INC.
                              SUPPLEMENTAL FINANCIAL INFORMATION
                                          (Thousands)

                                                Quarter Ended              Year to Date Ended
                                            10/02/05     09/26/04       10/02/05     09/26/04
                                            --------     --------       --------     --------
Number of Company-owned stores:
   Beginning of period                         455          430            449          418
   New                                           7            8             12           20
   Company purchased franchise stores                                        1
   Closed
                                              ----         ----           ----         ----
   End of period                               462          438            462          438


Number of franchise stores:
   Beginning of period                          45           49             46           48
   New                                                                       1            1
   Company purchased franchise stores                         2             (1)           2
   Closed                                                    (1)            (1)          (1)
                                              ----         ----           ----         ----
   End of period                                45           50             45           50


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